Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARAMARK Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-172157, 333-143232 and 333-143233) on Form S-8 of ARAMARK Corporation of our report dated December 15, 2011, with respect to the consolidated balance sheets of ARAMARK Corporation and subsidiaries as of September 30, 2011 and October 1, 2010 and the related consolidated statements of operations, cash flows and equity for the fiscal years ended September 30, 2011, October 1, 2010 and October 2, 2009 and the related financial statement schedule, which report appears in the September 30, 2011 annual report on the Form 10-K of ARAMARK Corporation.

Our report refers to a change in the method of accounting for the trade receivables securitization agreement.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 15, 2011